Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of 1st Source Corporation (Company) on Form S-8 of our reports dated February 17, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019, which report is included in the Company’s Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 17, 2022, on our audit of the effectiveness of internal control over financial reporting, which report is included in the Company’s Annual Report on Form 10-K.

/s/ FORVIS, LLP

Fort Wayne, Indiana
November 7, 2022